201 N. Harrison St.
Davenport, IA 52801
lee.net

NEWS RELEASE

Lee Enterprises debt reduction two years ahead of plan

SCOTTSDALE, Arizona (October 1, 2013) - Lee Enterprises, Incorporated (NYSE: LEE) reduced debt by $98.5 million in its fiscal year ended September 29, 2013, reducing the balance to $847.5 million, two years ahead of its reorganization plan.

In remarks prepared for a presentation Wednesday at the Deutsche Bank 21st Annual Leveraged Finance Conference in Scottsdale, AZ, Mary Junck, Lee chairman and chief executive officer, and Carl Schmidt, vice president, chief financial officer and treasurer, said Lee expects to continue reducing leverage over the next several years.

They also said:

•	Lee’s consolidated leverage has been reduced to approximately 4.9x Adjusted EBITDA(1) for the 53 weeks ended June 30, 2013 (LTM June 2013).

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Business transformation initiatives are expected to reduce cash costs approximately $10 million in 2014. Those decreases will help to mitigate cost increases from new revenue initiatives and other sources.

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Lee continues on track to achieve published guidance of 4.5-5.5% operating expense reduction in 2013, excluding depreciation, amortization and unusual matters. Since 2007, cash costs of continuing operations have been reduced $271 million, or 34%, through LTM June 2013.

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“We are particularly proud of our track record of maintaining our cash flow, in spite of revenue losses caused by macroeconomic and business conditions. We have achieved nearly five straight years of stable EBITDA(1) and Adjusted EBITDA,” which totaled $163 million and $175 million, respectively, through LTM June 2013, with EBITDA margin improving to 23.6%.

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Lee’s EBITDA results have resulted in strong unlevered free cash flow(1), which totaled $156 million through LTM June 2013. Substantially all of that cash flow is dedicated to debt service. Details are included in the appendix to the presentation, which is available at lee.net.

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Lee was able to carry back 2012 tax losses, resulting in a tax refund of $9.5 million in August 2013. Approximately $7 million of additional carryback is available from taxes paid in 2011. “At current levels of profitability, we don’t expect to pay significant taxes for at least several years, due to higher interest expense from refinancing and the tax impact of the Chapter 11 process.”

The text of the presentation and illustrations are available at lee.net.

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 1.2 million daily and 1.4 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 21 million unique visitors in June 2013. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit lee.net.

(1)
EBITDA, EBITDA margin, Adjusted EBITDA and Free Cash Flow are non-GAAP (Generally Accepted Accounting Principles) financial measures. Explanations and tables reconciling such amounts to the appropriate GAAP measure are included in the appendix to the presentation, which is available at lee.net.

FORWARD-LOOKING STATEMENTS - The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This presentation contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse conditions in certain aspects of the economy affecting our business, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this presentation. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100